Exhibit 10.43

RELOCATION BONUS AGREEMENT

THIS BONUS AGREEMENT (“Agreement”), dated as of April 25, 2002 (the “Effective Date”), is made by and between STAN VAN GENT (“Employee”), and CONCEPTUS, INC., a Delaware corporation (the “Company”).

1.  Relocation Bonus.    Until the principal amount of that certain Promissory Note (the “Note”) dated April 25, 2002 in favor of Company in the aggregate principal amount of One Hundred Twenty-Five Thousand Dollars ($125,000) has been repaid in full or is otherwise terminated, provided Employee has remained continuously employed by the Company through such date, on each anniversary of the Effective Date, the Employee shall receive a lump sum bonus (the “Relocation Bonus”) equal to the principal due under the Note as of such date and any accrued and unpaid interest due under the Note as of such date.

2.  Relocation Bonus as Ordinary Income.    Employee understands and agrees that all amounts paid to Employee under this Agreement will be reported as ordinary income on Employee’s Form W-2 for each year in which the Relocation Bonus is received and shall be subject to all applicable withholdings.

3.  Cancellation of Indebtedness.    The Company may, in its sole discretion, apply all or part of the Relocation Bonus earned by the Employee toward cancellation of the indebtedness of the Employee under the Note.

4.  No Guarantee of Continuing Employment.    Employee acknowledges and agrees that this Agreement and the transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as an employee and shall not interfere with the Company’s right to terminate employee’s employment at any time, with or without cause.

5.  Successors and Assigns.    This Agreement shall inure to the benefit of and be binding on the Company and Employee as well as their respective successors and assigns.

6.  Governing Law.    This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of California. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

7.  Counterparts.    This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

8.  Understanding of Agreement.    Employee has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

9.  Entire Agreement.    This Agreement represents the entire agreement between the parties with respect to the payment to Employee of the Relocation Bonus and may only be modified or amended in writing signed by both parties.

10.  Notices.    Any notice, demand or request required or permitted to be given by either the Company or Employee pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

CONCEPTUS, INC.

By:	/s/ GLEN K. FURUTA
Glen K. Furuta CFO
EMPLOYEE
/s/ STAN VAN GENT
Stan Van Gent

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